UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2017

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02(b) Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Scott McMillan as the Company’s principal operating officer

On August 7, 2017, Scott McMillan joined uniQure N.V. (the “Company”) as chief operating officer and the Company issued a press release, a copy of which is attached as Exhibit 99.1(the “Press Release”) and which is incorporated herein by reference, announcing Dr. McMillan’s appointment. Dr. McMillan’s employment with the Company is governed by an employment agreement dated July 10, 2017 (the “McMillan Agreement”) and Dr. McMillan will be based in the Company’s Lexington, Massachusetts facility. The McMillan Agreement will be filed as an exhibit to the Company’s 10-Q for the quarter ended June 30, 2017.

The McMillan Agreement provides that Dr. McMillan will be entitled to a $360,000 gross annual base salary (“Base Salary”), subject to annual review by the Company. Dr. McMillan will also be eligible for a bonus amounting to a maximum of 40% of the Base Salary, such amount to be determined by the Board. As an inducement material to entering into employment with uniQure and subject to the approval of the Board of Directors, Dr. McMillan will be granted an option to purchase 150,000 ordinary shares in the Company. The exercise price will be the closing ordinary share price on the date of grant.  The options will vest over a four-year period, with 25% of the shares vesting after 12 months of employment, and the remaining shares vesting quarterly thereafter over the remaining 36-month period, subject to the employee’s continuous service.   The options are subject to the terms and conditions of the Company’s 2014 Incentive Share Plan, as amended, and the terms and conditions of the option agreement covering such grant. Dr. McMillan will be entitled to participate in the Company’s benefit plans and will be entitled to expense reimbursement in accordance with Company policy.

In the event of a Change of Control (as defined in the McMillan Agreement), the vesting conditions of any equity awards held by Dr. McMillan under the McMillan Agreement or under the Amended and Restated 2014 Share Incentive Plan will be waived and such award will be deemed fully exercisable commencing on the date of the Change of Control and ending on the 18 month anniversary of the Change of Control. In the event of the termination of Dr. McMillan’s employment, he will be entitled to Accrued Benefits (as defined in the McMillan Agreement.) If his termination is (i) for reasons other than death, disability, termination for Cause (as defined in the McMillan Agreement) or due to a resignation without Good Reason (as defined in the McMillan Agreement); (ii) upon voluntary resignation for Good Reason; or (iii) upon a Change of Control Termination (as defined in the McMillan Agreement), Dr. McMillan will be entitled to Accrued Benefits and a lump sum severance payment equal to 100% of the annual Base Salary.

Appointment of Christian Klemt as the Company’s principal accounting officer

On August 7, 2017, the Company appointed Christian Klemt, its current Global Controller, as Chief Accounting Officer of the Company pursuant to an employment agreement between uniQure biopharma B.V. and Mr. Klemt (the “Klemt Agreement”), such appointment being effective as of July 1, 2017. Mr. Klemt will work in the Company’s Amsterdam facility. The Klemt Agreement is governed by the law of the Netherlands. The Press Release, which also announces Mr. Klemt’s appointed, is incorporated herein by reference. The Klemt Agreement will be filed as an exhibit to the Company’s 10-Q for the quarter ended June 30, 2017.

The Klemt Agreement provides that Mr. Klemt will be entitled to EUR 200,000 gross annual salary (“Base Salary”), including an 8% holiday allowance to be paid annually in May based upon the previous year’s gross annual salary.  Mr. Klemt will also be eligible for a bonus amounting to a maximum of 35% of his annual gross salary, such amount to be determined by the Board.  In consideration for his service to the Company over the past nine months since Mr. Kapusta became chief executive officer, Mr. Klemt will be paid a one-time bonus of EUR 20,000. Additionally, reimbursement of expenses will be made in accordance with Company policy.

The Klemt Agreement may be terminated by either party with the notice required by Dutch law (four months notice for termination of Mr. Klemt by the Company and two months notice for termination by Mr. Klemt.)  Additionally, the Klemt Agreement will terminate without notice as of the first day of the month following the date Mr. Klemt reaches the state pension age in the Netherlands applicable at that time. Should the Company terminate the Klemt Agreement, other than: (i) in the case of summary dismissal pursuant to Dutch law; (ii) long term illness; (iii) or severely culpable acts or omissions by Mr. Klemt, the Company shall grant Mr. Klemt severance pay equal to 100% of the Base Pay.

In the event of a Change of Control of the Company (as defined in the Klemt Agreement), certain other termination provisions apply.  These provisions include: (i) prohibiting the Company from giving notice of termination for reasons related to the Change of Control earlier than two months before the expected closing date of the Change of Control; (ii) providing Mr. Klemt with a twelve month termination notice period (“Change of Control Notice Period”); (iii) allowing Mr. Klemt to require that the Base Salary and other payments due during the Change of Control Notice Period be paid to him in a one-time cash payment;  (iv) allowing the Company to put Mr. Klemt on “garden leave” during the Change of Control Notice Period and certain other provisions relating to “garden leave”; and (v) providing that as a result of a Change of Control termination, Mr. Klemt will only be entitled to a severance payment in accordance with certain provisions of Dutch law (“Change of Control Severance”). The special provisions associated with a Change of Control are conditional upon the occurrence of certain circumstances as more fully described in the Klemt Agreement.

Item 8.01.  Other Events

Company announces extraordinary general meeting of shareholders for the appointment of directors

On August 7, 2017, the Company announced that it will be holding an extraordinary general meeting of shareholders on September 14, 2017 (the “EGM”).  Only holders of record of the Company’s ordinary shares at the close of business on August 17, 2017 will be entitled to notice of the special meeting and to vote and have their votes counted at the EGM. The Company will distribute a proxy statement regarding the EGM in advance of the EGM.

The Board has nominated Madhavan Balachandran and Jeremy Springhorn to the Board of Directors, such nominations to be voted upon by the shareholders at the EGM.

Madhavan Balachandran. Mr. Balachandran has been a director of Catalent (NYSE: CTLT) since May 2017.  Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and, from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Welcome Company, a predecessor through mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University.

The Nominating and Corporate Governance Committee has recommended the appointment of Mr. Balachandran and the committee and Board believes that Mr. Balachandran would make a suitable board member because his knowledge of the industry and of the operations of life sciences companies.

Jeremy Springhorn, Ph.D. Dr. Springhorn most recently served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs and Flagship’s Corporate Partners, in particular helping companies in various strategic and corporate development capacities. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, where he played an integral role in its antibody engineering capabilities and was one of the original inventors of the drug Soliris. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2009 until March 2015 and head of global business development and corporate strategy from December 2006 until 2009. In 2006, Dr. Springhorn moved from research to business development, leveraging much of his drug development experience into the review of opportunities for ultra-orphan diseases. Along with building business development for Alexion, Dr. Springhorn also served as Head of Corporate Strategy as Alexion transitioned from a development firm to a global commercial stage company.  Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and did his postdoctoral training at the Brigham and Woman’s Hospital in Boston.  Dr. Springhorn currently serves on the Board of Overseers for Colby College and served as a member of the scientific advisory board to Arradial Inc. as well as on the Greater New Haven Chapter of the Juvenile Diabetes Research Foundation.

The Nominating and Corporate Governance Committee has recommended the appointment of Dr. Springhorn and the committee and Board believe that Dr. Springhorn would make a suitable board member because of his knowledge of the life sciences (including drug development) and of business development.

As previously disclosed, Will Lewis will be resigning from the Board of Directors upon the appointment of his successor at the EGM.  Further, as disclosed below, Sander van Deventer will be resigning from the Board of Directors upon the appointment of his successor.

More information regarding the nominations and the EGM will be available in the proxy statement to be filed by the Company. The Press Release, incorporate herein by reference, announces the appointments and the EGM.

Appointment of Sander van Deventer as Chief Scientific Officer and General Manager, Amsterdam

Effective on August 7, 2017, Sander van Deventer, a non-executive director of the Company assumed the role of the Company’s Chief Scientific Officer and General Manager, Amsterdam, succeeding Harald Petry in the role of Chief Scientific Officer.  Upon the appointment of his replacement by shareholders at the EGM, Dr. van Deventer will resign from the Board.  Additionally, Dr. van Deventer has agreed to resign as Managing Partner of Forbion Capital Partners by June 30, 2018, it being understood that he will thereafter continue as a venture partner or similar function with Forbion Capital Partners or its affiliated funds for up to 50% of his time. The Press Release, incorporated herein by reference, announces the appointment. Dr. van Deventer’s employment agreement with the Company will be filed as an exhibit to the Company’s 10-Q for the quarter ended June 30, 2017.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

99.1	Press Release of uniQure N.V. dated August 7, 2017 announcing leadership team appointments and nominations to its Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIQURE N.V.

Date: August 7, 2017	By:	/s/ MATTHEW KAPUSTA
Name: Matthew Kapusta
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of uniQure N.V. dated August 7, 2017 announcing leadership team appointments and nominations to its Board of Directors